UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 23, 2008
000-51562
Commission file number
AMERICAN COMMERCIAL LINES INC.
(Exact name of registrant as specified in its charter)

Delaware	75-3177794

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1701 E. Market Street, Jeffersonville, Indiana	47130

(Address of principal executive offices)	(Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.
          On July 23, 2008, American Commercial Lines Inc. (the “Company”) issued a press release announcing that one of its tank barges that was being towed by DRD Towing Company, L.L.C., of Harvey, LA, an independent towing contractor, (“DRD Towing”), was involved in a collision with the motor vessel Tintomara at Mile Marker 97 of the Mississippi River in the New Orleans area. The tank barge was carrying approximately 9,900 barrels of # 6 oil. The barge was damaged in the collision and partially sunk, but there was no damage to the tow boat and there were no injuries reported to the crews of either vessel in the incident. The damage to the Tintomara was considered minor. The amount of oil that has discharged from the barge is unknown at this time.
The Company was not operating either vessel involved in the incident and the Company’s barge was in the exclusive care, custody and control of DRD Towing at the time of the accident. The Company has received a letter from the United States Coast Guard designating it as the responsible party under the Oil Pollution Act of 1990 (the “Act”). The Company has responded to the letter denying responsibility, but stating that it will continue to be involved in the cleanup efforts and will publish notices as required under the Act. The United States Coast Guard and the National Transportation Safety Board are investigating the cause of the incident.
The Company has been working with the Coast Guard and other federal, state and local authorities, the operators of the vessels, response contractors and its own personnel to mitigate the environmental impact of the incident. The Company is also working, in conjunction with salvage specialists, to stabilize and remove the barge wreckage from its current position at or near one of the piers of the Crescent City Connector Bridge.
More than 120,000 feet of containment boom is in place in locations from the accident site to the Head of Passes. More than 800 personnel from the Company, independent contractors, interest groups and various federal, state and local agencies are in the area working on salvage efforts and cleaning the river, the shore line, and numerous vessels. While traffic was initially stopped in the area, the traffic is now moving through the area under Coast Guard supervision.
The Company expresses its appreciation for the hard work and effort of everyone involved in the response effort.
On July 24 and July 25, 2008, the Company received notification that three separate class action lawsuits have been filed in the United States District Court for the Eastern District of Louisiana. The actions include various allegations of adverse health and psychological damages, destruction and loss of use of natural resources, and economic and compensatory damages. On July 28, 2008, the Company filed an action in the United States District Court for the Eastern District of Louisiana seeking exoneration from or limitation of liability and requiring all claimants to file their answer in this action by a date to be determined by the Court. All such claims are stayed until the hearing of determination in the action. Claims under the Oil Pollution Act of 1990 are not included in such action.
The Company has also received letters from numerous parties claiming property damage and various economic damages. The Company expects that additional lawsuits may be filed.

The Company maintains certificates of financial responsibility as required by the United States Coast Guard. The Company has various insurance policies covering pollution, property and general liability. The Company believes it has satisfactory insurance coverage for the cost of cleanup operations as well as other potential liabilities arising from the incident.
This report contains forward looking statements, which include any statements that are not historical facts, such as our expectations regarding salvage and oil cleanup operations, insurance coverage and the possible environmental impact of the incident. These statements involve risks and uncertainties, including, but not limited to, those described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any other periodic reports filed with the Securities and Exchange Commission.
The information being furnished pursuant to Item 7.01 of this report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
Date: July 29, 2008	By:	/s/ Dawn R. Landry
Dawn R. Landry
Senior Vice President General Counsel & Corporate Secretary